UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
March 15, 2007
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada	0-24216	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
(Address of Principal Executive Offices)               (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.
          On March 16, 2007, IMAX Corporation (the “Company”) issued the press release attached hereto as Exhibit 99.1 announcing information regarding the Company’s operations and financial condition regarding certain prior periods between 2001 - 2006, which press release is incorporated by reference herein and furnished pursuant to Item 2.02 of Form 8-K.
          The information in this Current Report on Form 8-K under this item 2.02, including the information set forth in Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.
Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
          The Company’s management and the Audit Committee of the Board of Directors are evaluating certain identified accounting errors with a currently expected impact of approximately $2.5 million over six years (2001-2006). The estimated $2.5 million in errors that occurred during 2001-2006 relate to the accounting treatment of certain costs previously capitalized that should have been expensed as incurred and unrecorded branch-level interest taxes, as well as certain adjustments for errors determined to have been immaterial and previously identified in the related periods. As a result, the Company intends to file restated financial statements for certain periods during those years. On March 15, 2007, the Company’s management and the Audit Committee concluded that, until the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company’s prior-filed financial statements for those years and periods should not be relied upon. The Company is also evaluating the effect of these matters on its internal controls over financial reporting and expects to report material weaknesses with respect to certain of these matters. The Company’s management and the Audit Committee have discussed these matters with the Company’s independent auditors.
Item 9.01     Financial Statements and Exhibits
(c)      Exhibits

Exhibit No.	Description

99.1	Press Release dated March 16, 2007

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date: March 19, 2007	By:	“Richard L. Gelfond”
		Name:	Richard L. Gelfond
		Title:	Co-Chairman and Co-Chief Executive Officer